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                                                                   EXHIBIT 99.1

                           COMMUNITY BANCSHARES, INC.
                        ANNOUNCES 2003 FINANCIAL RESULTS

            BLOUNTSVILLE, ALABAMA, APRIL 15, 2004 -- Community Bancshares, Inc. (the "Company") today announced its 2003 consolidated financial results. For the year ended December 31, 2003, the Company had a loss of approximately $13.1 million, which represented a (loss) per share of $(2.79) on both a basic and a fully diluted basis, respectively. The net loss primarily was the result of efforts by the Company's current management to address the Company's credit issues and to reposition the Company for future growth and improved performance. These efforts included, among other things, making substantial provisions for loan losses, selling and realizing losses on other real estate owned and other nonperforming assets, accounting for the impairment of certain fixed assets and taking related charges as the Company rationalized its investment in premises and equipment, and taking losses as the Company addressed outstanding litigation.

            The Company also experienced declines in its net interest income during 2003 as a result of a lower volume of earning assets, a lower interest rate environment and increased nonperforming assets. The Company believes that its capital position currently is strong, and the Company's capital ratios are above regulatory requirements for bank holding companies. The Company's capital position recently was enhanced by its private placement of common stock, which was completed on February 20, 2004 and resulted in net proceeds to the Company of approximately $18.3 million.

            Mr. Patrick M. Frawley, the Company's Chairman and Chief Executive Officer, stated, "We are committed to strengthening Community Bank, and the additional capital was an important step in doing so. We were pleased with the support demonstrated by our new investors and the continuing support of our customers, employees and stockholders. We look forward to continued progress in restoring long term profitability."



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SAFE HARBOR STATEMENT

            CERTAIN OF THE STATEMENTS IN THIS PRESS RELEASE ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION PRESENTLY AVAILABLE TO MANAGEMENT AND ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THOSE DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 UNDER THE CAPTION "SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS" AND OTHERWISE IN THE COMPANY'S REPORTS AND FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE DO NOT UNDERTAKE, AND WE EXPRESSLY DISCLAIM, ANY OBLIGATION TO UPDATE OUR FORWARD-LOOKING STATEMENTS.

Community Bank - "MAKING A DIFFERENCE, ONE CUSTOMER AT A TIME."

Contact: Patrick M. Frawley
Title: Chairman and Chief Executive Officer
Telephone: (205) 429-1000